SUB-ITEM 77H:  Changes in Control of Registrant


On September 30, 2007, Bobby J. Eyer TOD Rita Eyer Subject to STA TOD Rules (the "Shareholder"), owned 0.04% of the outstanding shares of the Fund listed below. As a result of sale of shares to other persons, Bobby J. Eyer TOD Rita Eyer's ownership became less than 25% as shown below.


                                                   % of Voting Securities owned
            Fund of Registrant            Date           by Shareholder
------------------------------------- ----------- -----------------------------
Seligman TargETFund 2045                4/23/07                0.1